China Security & Surveillance Technology, Inc. Reports Second-Quarter 2011 Results

SHENZHEN, China, July 25, 2011 (PRNewswire-Asia)

  Second-quarter revenues decreased to $156.34 million, 7.1% down from the same quarter of last year due to structural change in the customer mix to include more higher margin and large-scale government installation projects which required a longer completion time; consequently fewer projects were completed during the quarter

  Approximately 88% of second-quarter revenues came from government customers, as compared with 55% in the second quarter of 2010, reflecting the Company's strategic focus on large-scale government installation projects

  Second-quarter gross margin increased 110 basis points year-over-year to 26.9% from 25.8% last year; while gross margin for the six months ended June 30, 2011 increased 370 basis points year- over-year to 28.8%, reflecting an increasing gross margin in system installation business and effective cost control measures

  Second-quarter net income attributable to CSST decreased to $5.97 million, mainly due to the decrease in revenues, the increase in expenses related to the proposed merger transaction and the Company's advertising promotions to support its business expansion efforts and the increase in interest expenses

  Second-quarter GAAP diluted EPS was $0.07, declining year-over-year from $0.23 for the second quarter of 2010, due to the fall in net income attributable to CSST and the increase in year-over- year weighted average diluted share count

  A positive cash flow of $78.59 million over the first six months of 2011, as compared with $53.59 over the same period of 2010

Note: CSST’s second-quarter 2011 earnings conference call can be accessed at 1866 549 1292 (US Toll Free) or +852 3005 2050 (Toll International), with PIN number: 341229# at 8:00 a.m. ET. on July 25, 2011. Second-quarter 2011 earnings slides can be accessed at http://csst.todayir.com/html/index.php before the call.

China Security & Surveillance Technology, Inc. ("CSST" or the "Company") (NYSE: CSR), a leading integrated surveillance and safety solutions provider in the P.R.C., today reported its second-quarter 2011 results with an encouraging gross margin expansion and a positive cash flow despite a decrease in revenues and net income. The improved gross margin was driven by increasing gross margin in system installation business and disciplined execution of cost control initiatives.

CSST’s second-quarter 2011 revenues totaled $156.34 million, net income attributable to the Company was $5.97 million and GAAP-diluted EPS was $0.07. Second-quarter gross margin rose to 26.9%, while operating margin fell to 9.4% ..

“We just completed a quarter where the results of important strategic decisions were reflected in a gross margin expansion and a positive cash flow,” said Mr. Guoshen Tu, Chairman and Chief Executive Officer of CSST. “Although our revenues were impacted by the structural change in our customer mix, we continue to see growth opportunities in the surveillance and safety industry in China, with favorable government support, as well as great potential in the security services segment. Large-scale projects and our proven execution and service capabilities continue to strengthen our competitive position in China.”

Second-Quarter 2011 Financial Results

CSST’s 2011 second-quarter revenues totaled $156.34 million, down 7.1% as compared with $168.35 million in the second quarter of 2010. The decrease was mainly due to structural change in the customer mix to include more higher margin and large-scale government installation projects which required a longer completion time; consequently fewer projects were completed during the quarter. Approximately 88% of the revenues came from government customers as compared with approximately 55% in the same quarter of last year. According to CSST's accounting policy, the Company only recognizes revenues upon completion. The Company hence expects to see an upturn in the revenues over the rest of the year.

Gross profit totaled $42.01 million, down 3.1% from $43.36 million in the second quarter of 2010. Gross margin increased to 26.9%, up from 25.8% in the second quarter of 2010. The increase was mainly driven by higher gross margin from large-scale installation projects and effective cost-control initiatives.

Operating income fell 40.4% year-over-year to $14.65 million while operating margin fell to 9.4% from 14.6% in the second quarter of 2010. The decrease was mainly due to the increase in expenses related to the proposed merger transaction and the Company's advertising promotions to support its business expansion efforts and hiring of additional staff.

Net income attributable to CSST totaled $5.97 million, down from $17.81 million in the second quarter of 2010. Net margin decreased to 3.9%, versus 10.6% in the second quarter of 2010. The drop was mainly due to the decrease in revenues, the increase in professional expenses related to the proposed merger transaction and the Company's advertising promotions to support its business expansion efforts and the increase in interest expenses in the second quarter of 2011.

GAAP diluted EPS was $0.07 versus $0.23 in the second quarter of 2010. The drop was mainly due to the decrease in net income attributable to the Company, and the fact that the Company’s weighted average diluted share count increased 18.0% to 89.71 million shares in the second quarter of 2011, from 76.01 million shares in the same period of 2010.

As at June 30, 2011, the Company had a cash balance of $144.21 million of cash and cash equivalents, up from $65.63 million as at December 31, 2010 due to the cash inflow from financing to support the Company's large-scale project installations and business expansion.

Financial Outlook

“Mainland surveillance and safety industry growth opportunities continue to be robust, and CSST is strongly positioned to lead in this new era,” said Mr. Tu. “Looking ahead, we are confident that we are able to continue to build on our strengths and accelerate the growth of our Company in 2011.”

About China Security & Surveillance Technology, Inc.

Based in Shenzhen, China, CSST designs, manufactures, sells, installs, services and monitors electronic surveillance and safety products and solutions, including related software, in China. Its customers are mainly comprised of government, commercial, industrial and education entities. CSST has built a diversified customer base through its extensive sales and service network that includes branch offices and distribution points throughout China. To learn more about the Company visit http://www.csst.com

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning our expected financial results for the reminder of 2011 and our ability to deliver such results, growth opportunities of surveillance and safety industry in China and our ability to capitalize on the anticipated growth in the surveillance and safety industry, expected growth in industry demand and our business, our future financial performance and strategic and operational plans, our expectations regarding the market for surveillance and safety products , as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Forward-looking statements can be identified by the use of forward-looking terminology such as 'will,' 'believes,' 'expects' or similar expressions. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and based upon premises with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ('SEC'), and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system at http://www.sec.gov

For more information, please contact:

Company Contact:
Amy Tang
China Security & Surveillance Technology, Inc.
Tel: +86-755-8351-0888 ext.6138
Email: ir@csst.com

Investor and Media Contact:
Patrick Yu, Fleishman-Hillard Hong Kong
Tel: +852-2530-2577
Email: patrick.yu@fleishman.com

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2011 (UNAUDITED) AND DECEMBER 31, 2010
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

ASSETS

	June 30, 2011	December 31, 2010
Cash and cash equivalents	$144,205	$65,626
Restricted cash	22,472	--
Accounts receivable, net	491,369	433,986
Inventories, net	43,101	59,368
Prepayments and deposits	168,589	56,241
Advances to suppliers and subcontractors	154,760	88,360
Other receivables	48,568	47,116
Total current assets	1,073,064	750,697

Deposits paid for business acquisitions, properties and intangible assets	132,753	146,243
Plant and equipment, net	77,321	75,294
Land use rights, net	8,042	7,896
Intangible assets, net	45,799	48,692
Goodwill	79,519	79,516
Deferred financing costs, net	2,143	2,684
TOTAL ASSETS	$1,418,641	$1,111,022

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2011 (UNAUDITED) AND DECEMBER 31, 2010
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

LIABILITIES AND EQUITY

	June 30, 2011	December 31, 2010
CURRENT LIABILITIES
Notes payable – short term	$191,014	$196,329
Obligations under product financing arrangements – short term	5,512	6,687
Guaranteed senior unsecured notes payable – short term	22,168	37,408
Accounts and bills payable	77,464	32,240
Accrued expenses	60,919	49,421
Advances from customers	18,722	15,216
Taxes payable	29,438	28,648
Payable for acquisition of businesses	3,763	3,763
Deferred income	2,806	3,201
Total current liabilities	411,806	372,913
LONG TERM LIABILITIES
Notes payable – long term	299,945	60,570
Obligation under product financing arrangements – long term	3,810	6,474
Guaranteed senior unsecured notes payable – long term	3,324	6,580
Net deferred tax liabilities	676	282
Total liabilities	719,561	446,819
EQUITY
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, no shares issued and outstanding
Common stock, $0.0001 par value; 290,000,000 shares authorized 89,703,773 (June 30, 2011) and 89,521,115 (December 31, 2010) shares issued and outstanding	9	9
Additional paid-in capital	384,981	374,417
Retained earnings	251,016	243,371
Statutory surplus reserve fund	804	804
Accumulated other comprehensive income	62,287	45,619
Total equity of the Company	699,097	664,220
Noncontrolling interest	(17)	(17)
Total equity	699,080	664,203
TOTAL LIABILITIES AND EQUITY	$1,418,641	$1,111,022

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2011 AND 2010
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$156,339	$168,354	$255,393	$288,544
Cost of goods sold (including depreciation and amortization
for the three and six months ended June 30, 2011 and
2010 of $254, $513, $248 and $502, respectively)	114,331	124,994	181,898	216,205
Gross profit	42,008	43,360	73,495	72,339
Selling and marketing	3,116	3,131	5,812	5,845
General and administrative (including non-cash employee
compensation for the three and six months ended June
30, 2011 and 2010 of $5,017, $10,564, $5,055 and
$13,381, respectively)	21,274	12,670	38,972	28,992
Depreciation and amortization	2,971	3,005	5,939	5,985
Income from operations	14,647	24,554	22,772	31,517
Interest income	222	53	363	131
Interest expense	(6,436)	(3,064)	(11,550)	(5,359)
Other income, net	715	394	1,311	640
Income before income taxes	9,148	21,937	12,896	26,929
Income taxes	(3,182)	(4,130)	(5,251)	(5,847)
Net income	5,966	17,807	7,645	21,082
Add: Net (income) attributable to the noncontrolling interest	--	(4)	--	(2)
Net income attributable to the Company	5,966	17,803	7,645	21,080
Foreign currency translation gain	9,837	3,198	16,668	3,322
Comprehensive income attributable to the Company	15,803	21,001	24,313	24,402
Comprehensive income attributable to the noncontrolling interest	--	4	--	2
COMPREHENSIVE INCOME	$15,803	$21,005	$24,313	$24,404
NET INCOME PER SHARE ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS
BASIC	$0.07	$0.25	$0.09	$0.31
DILUTED	$0.07	$0.23	$0.09	$0.29
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
BASIC	84,833,000	71,480,000	84,835,000	67,993,000
DILUTED	89,709,000	76,006,000	89,709,000	72,209,000

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)
	Six Months Ended June 30,
	2011	2010
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,645	$21,082
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	6,452	6,487
Provision for obsolete inventories	(6)	--
Amortization of deferred financing cost	1,707	563
Non-cash compensation expense	10,564	13,381
Debt discount amortization	824	1,681
Deferred taxes	388	(361)
Changes in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	(47,251)	(65,925)
Inventories	17,659	(9,866)
Prepayments and deposits	(111,035)	(159)
Advances to suppliers and subcontractors	(64,336)	(31,947)
Other receivables	(351)	(4,070)
Increase (decrease) in:
Accounts payable and accrued expenses	54,815	(392)
Advances from customers	3,151	3,953
Taxes payable	121	8,582
Deferred income	(470)	529
Net cash used in operating activities	(120,123)	(56,462)
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to plant and equipment	(3,160)	(846)
Additions to intangible assets, other than through business acquisitions	(520)	(807)
Deposits refunded (paid) for business acquisitions, properties and intangible assets, net	16,905	(30,229)
Payments for business acquisitions	--	(422)
Net cash provided by (used in) investing activities	13,225	(32,304)
CASH FLOWS FROM FINANCING ACTIVITIES:
Restricted cash	(22,472)	--
Issue of common stock, net of financing expenses	--	64,573
Proceeds from borrowings, net of financing costs	356,720	141,533
Repayment of borrowings	(128,440)	(49,899)
Repayment of guaranteed senior unsecured notes payable	(19,320)	(19,320)
Proceeds from borrowings from obligations under product financing arrangements, net of financing costs	--	6,293
Repayment of obligation under product financing arrangements	(4,450)	(2,671)
Net cash provided by financing activities	182,038	140,509
NET INCREASE IN CASH AND CASH EQUIVALENTS	75,140	51,743
Effect of exchange rate changes on cash and cash equivalents	3,439	1,841
Cash and cash equivalents, beginning of period	65,626	154,483
CASH AND CASH EQUIVALENTS, END OF PERIOD	$144,205	$208,067